Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

CONTACT

Cipora Lavut Board Chair and President

310 643-5300

clavut@aurasystems.com

Aura Announces Appointment of Steven Willett as Chief Financial Officer

LAKE FOREST, CALIFORNIA February 17, 2022, Aura Systems Inc. (Symbol “AUSI”) announced today that Mr. Steven Willett has joined the Company and has been appointed as its Chief Financial Officer, effective February 14, 2022.

“We are pleased to have Mr. Willett join the Aura team; I am confident that his extensive financial knowledge and experience will significantly enhance our capabilities as we proceed to expand our management team and continue to position Aura for the future” explained David Mann, who has served as both a director of the Company and Chief Financial Officer since July 2018 and who will be relinquishing the CFO role to Mr. Willett. Mr. Mann will remain a director.

Mr. Willett will join the Company from Govino, LLC, where he has served as CFO and Vice President of Finance since 2017. From 2014 to 2017, Mr. Willett served as Director of Finance for the Americas of Identiv, Inc., and prior to that, as Director of Finance of aerospace & defense contractor Trex Enterprises Corporation. Mr. Willett holds a Bachelor of Science degree in accounting from the University of Massachusetts and an M.B.A. with concentration in finance from Bentley University McCallum Graduate School of Business.

“I am excited to step into the CFO role and continue to help Aura execute its strategic plan, accelerate growth and deliver value for its shareholders” explained Mr. Willett.

About Aura Systems, Inc.

Aura Systems was founded in 1987 by a team of scientists and engineers as a defense industry think-tank. During the Cold War, Aura collaborated with the nation’s largest defense contractors as well as with the military itself on a host of both classified and non-classified “Star Wars” skunkworks programs. Today, Aura’s AuraGen® mobile power technology is deployed in more than 20 countries worldwide. With customers ranging from Fortune 500 companies to the world’s leading militaries, the AuraGen® family of power technology products represent a proven environmentally-conscience and economical solution for a wide range of applications.

For more information on Aura Systems, Inc. visit www.aurasystems.com